EXHIBIT 10.1

February 19, 2010

PRIVATE AND CONFIDENTIAL

Mr. John Perry

RE: Employment Letter

Dear John:

I am pleased to provide you an offer of employment for the position of Chief Financial Officer with an anticipated start date of March 15, 2010. You will, report directly to me, Nick Goodman, CEO of Raser Technologies (Raser) for overall performance and functional guidance and direction, and will also interact directly with the Board of Directors on general financial and corporate governance issues. This letter is intended to summarize the terms of your employment.

Base Salary: Your salary will be $250,000.00 per year on an annualized basis;

Annual Incentive Plan You will also be eligible to participate in the annual incentive plan at a target level of 50% of base salary. Bonus milestones in 2010 will be established on jointly agreed upon operational measures and results;

Long Term Incentive Plan: Effective on the commencement of your employment, you will be granted incentive stock options to purchase $200,000 of Raser's common stock. Such options shall vest ratably over three years. The exercise price of such options will equal the fair market value of Raser's common stock on the date you commence employment.

Relocation Guidelines; The following relocation benefits are available to you:

1.	One trip for your spouse from Arizona to Utah to assist with the search for new housing.

2.	One trip per month for you from Utah to Tucson for up to six months until your family moves to Utah.

3.	Temporary living in Utah for 3 months in an apartment or extended stay facility subject to Raser's approval of a budget.

4.	Moving costs for household furnishings, including packing, moving, unpacking, insurance, and local storage in Utah for up to 2 months if needed.

5.	Real estate transactions costs, including realtor fees for sale of home in Arizona and closing costs for purchase of new home in Utah.

6.	A one-time payment of $10,000 for incidentals associated with the move.

7.	If you incur two mortgages (one in Utah and one in Arizona) Raser will cover the lower of the two for up to six months.

Benefits: During your interview process you received a packet of Raser benefits in place for 2010, including health and dental programs, insurance and related benefits. During our discussions, you elected not to participate in the health insurance program in the first year. The remaining benefits will be in effect as of your start date, and you will be eligible for all benefits provided to Raser's executive officers in the future.

In addition, as a company executive, you will accrue six (6) weeks paid time off (PTO) per year to include vacation, sick leave and any other time off.

Retention: You will receive a retention payment of $20,000 on an annualized basis for the first year of employment. This will be paid out pro-rata on a quarterly basis during your first year of employment.

Change of Control: If there shall be a change of control, such as the sale of the company, merger or acquisition, and if within one year of such change in control your employment shall be terminated or if your responsibilities shall be other than those typically granted to a chief financial officer, or within 60 days of the change of control you elect to terminate your employment with the company, you will be paid eighteen months base salary as severance within thirty days of the event giving rise to the right to such payment . In addition, unvested options will vest completely upon a change of control event, as defined in this section.

Severance Package: In the event you are terminated for reason other than Cause or you terminate your employment for Good Reason, the Company will pay to you as severance one year base salary within thirty days of such termination and all unvested options of yours will vest in full effective on the date of such termination. For purposes hereof, a termination for "Cause" will occur if you are terminated for any of the following reasons: (i) committing fraud against the Company which results in material damage to the Company ; (ii) improper disclosure of the Company’s confidential or proprietary information; or (iii) your failure or inability to perform your duties as CFO after written notice from the Company to you of, and 30 days to cure, such failure or inability; or (iv) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties as CFO. For purposes hereof, a termination for "Good Reason" will occur if you terminate your employment with the Company within thirty (30) days following the occurrence of any of the following: (i) a reduction in your then-current base salary by at least 10% other than as part of a general salary level reduction or a salary reduction made with your consent, or (ii) a request by the Company to you to relocate the principal place for performance of Company duties to a location more than one hundred (100) miles from the Company’s then current headquarters location, if such change, reduction or relocation is effected without your consent, or (iii) removal as or demotion from Chief Financial Officer, a material reduction in duties as Chief Financial Officer, or any change in reporting structure that results in you reporting to anyone other than the Chief Executive Officer.

Please be advised that the terms of this offer will expire on February 21, 2010 at 5:00 PM.

This letter is not an employment contract. Should you accept this offer, nothing contained in this letter will modify the at-will nature of any employment with Raser, subject to the rights and privileges granted to you in this letter.

John, I believe we offer a terrific opportunity for you to add value to our business while significantly enhancing your own career growth and development. I look forward to welcoming you to Raser and initiating a long and mutually rewarding relationship.

Please sign below, indicating your acceptance and specific start date in March 2010 and fax to me. If you have any questions, feel free to give me a call at (801) 765-1200.

Sincerely,

/s/ Nicholas Goodman Nicholas Goodman CEO, Raser Technologies, Inc.

Accepted and agreed to this 19th day of February 2010.

Anticipated start date of 15th day of March 2010.

/s/ John Perry
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John Perry